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                                                                    EXHIBIT 99.1

CRAFTMADE INTERNATIONAL'S FIRST QUARTER FISCAL 2002
EARNINGS TO EXCEED ANALYSTS' ESTIMATES; MANAGEMENT
CONFIRMS PREVIOUS GUIDANCE FOR FULL YEAR

COPPELL, Texas, Sept. 27 - Craftmade International, Inc. (Nasdaq: CRFT) today announced that it expects to report earnings of $0.30 to $0.33 per diluted share for its first quarter of fiscal 2002, surpassing the analysts' consensus estimate of $0.28 per share for the quarter and earnings of $0.24 per share for the year-ago period. Revenues for the fiscal 2002 first quarter are expected to exceed $32 million due to stronger than expected revenues in both the company's showroom and mass-merchant divisions.

"During the first quarter, both our mass retail division and our showroom operations generated positive increases over the year-ago period," said James R. Ridings, Chairman and Chief Executive Officer. "We are pleased with the strength of our first quarter numbers, and we believe our results for the full year will be approximately $0.98 to $1.00, in line with published analyst estimates."

The company plans to announce definitive first quarter earnings on October 23, 2001, and will host a conference call to discuss the company's performance at 10:00 a.m. Central Time that morning. The teleconference will also be accessible from the company's Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market, which includes Lowe's, Home Depot and Wal-Mart.

Certain statements in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company's Form 10-K filing with the Securities and Exchange Commission.